                                                  AMERICAN SKANDIA TRUST
                                                  SUB-ADVISORY AGREEMENT
                                                  ----------------------

THIS AGREEMENT is between American Skandia Investment Services,  Incorporated (the "Investment  Manager") and Janus Capital
Management LLC (the "Sub-Advisor").

WHEREAS  American  Skandia Trust (the  "Trust") is a  Massachusetts  business  trust  organized  with one or more series of shares, and is registered as an investment company under the Investment Company Act of 1940 (the "ICA"); and

WHEREAS the trustees of the Trust (the  "Trustees")  have engaged the Investment  Manager to act as investment  manager for the AST Janus Overseas Growth Portfolio (the  "Portfolio")  under the terms of a management  agreement,  dated December 30,
1996, with the Trust (the "Management Agreement"); and

WHEREAS  the  Investment  Manager  has engaged the  Sub-Advisor  and the  Trustees  have  approved  the  engagement  of the
Sub-Advisor to provide investment advice and other investment services set forth below;

NOW, THEREFORE the Investment Manager and the Sub-Advisor agree as follows:

1.       Investment  Services.  The Sub-Advisor will furnish the Investment  Manager with investment  advisory  services in
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connection  with a  continuous  investment  program  for the  Portfolio  which  is to be  managed  in  accordance  with the investment  objective,  investment  policies and restrictions of the Portfolio as set forth in the Prospectus and Statement of Additional  Information  of the Trust and in accordance  with the Trust's  Declaration  of Trust and By-laws.  Officers, directors,  and employees of Sub-Advisor will be available upon reasonable  request to consult with Investment  Manager and the Trust, their officers,  employees and Trustees  concerning the business of the Trust.  Investment Manager will promptly furnish  Sub-Advisor  with any  amendments  to any of the  foregoing  documents  (the  "Documents")  before filing with the
Securities  and Exchange  Commission,  if applicable.  Any  amendments to the Documents  will not be deemed  effective with respect to the Sub-Advisor until the Sub-Advisor's receipt thereof.

         Subject to the supervision and control of the Investment Manager,  which is in turn subject to the supervision and control of the Trust's Board of Trustees,  the  Sub-Advisor  will in its discretion  determine and select the securities to be  purchased  for and sold from the  Portfolio  from time to time and will  place  orders  with and give  instructions  to brokers,  dealers  and  others  for all such  transactions  and cause  such  transactions  to be  executed.  Custody of the
Portfolio  will be  maintained  by a custodian  bank (the  "Custodian")  and the  Investment  Manager  will  authorize  the
Custodian to honor orders and instructions by employees of the Sub-Advisor  designated by the Investment  Manager to settle transactions  in respect of the  Portfolio.  No assets may be withdrawn  from the  Portfolio  other than for  settlement of transactions  on behalf of the Portfolio  except upon the written  authorization  of appropriate  officers of the Trust who shall have been certified as such by proper authorities of the Trust prior to the withdrawal.

         The Sub-Advisor  will obtain and evaluate  pertinent  information  about  significant  developments  and economic, statistical  and financial  data,  domestic,  foreign or otherwise,  affecting the Portfolio and  concerning the individual issuers  whose  securities  are  included in the  Portfolio  or the  activities  in which they  engage,  or with respect to securities which the Sub-Advisor considers desirable for inclusion in the Portfolio.

         The Sub-Advisor  represents that it reviewed the Registration  Statement of the Trust, including any amendments or supplements thereto,  and any Proxy Statement relating to the approval of this Agreement,  as filed with the Securities and
Exchange  Commission  and provided to the  Sub-Advisor  by the  Investment  Manager,  and  represents and warrants that any disclosure  about  the  Sub-Advisor  or  information  relating  to the  Sub-Advisor's  activities  in  connection  with the investment  program for the Portfolio,  as provided to the Investment  Manager by the Sub-Advisor or as expressly  approved by the Sub-Advisor,  incorporated in such Registration  Statement or Proxy Statement  contains,  as of the date thereof, no untrue  statement of any  material  fact and does not omit any  statement of material  fact which was required to be stated
therein or necessary to make the statements  contained  therein not  misleading.  The  Sub-Advisor  further  represents and warrants that it is an investment advisor  registered under the Investment  Advisers Act of 1940, as amended (the "Advisers
Act"), and under the laws of all jurisdictions in which the conduct of its business hereunder requires such registration.

         Sub-Advisor shall use its best judgment, effort, and advice in rendering services under this Agreement.

         In furnishing the services under this Agreement,  the Sub-Advisor will comply with the requirements of the ICA and subchapters L and M  (including,  respectively,  Section  817(h) and Section  851(b)(1),  (2), (3) and (4)) of the Internal
Revenue Code, applicable to the Portfolio,  and the regulations promulgated  thereunder.  The Sub-Advisor shall comply with
(i) other  applicable  provisions of state or federal law; (ii) the  provision of the  Declaration  of Trust and By-laws of the Trust;  (iii)  policies and  determinations  of the Trust and Investment  Manager  communicated  to the  Sub-Advisor in writing;  (iv) the fundamental  policies and investment  restrictions of the Trust, as set out in the Trust's  registration statement  under the ICA, or as amended by the  Trust's  shareholders;  (v) the  Prospectus  and  Statement  of  Additional
Information  of the Trust;  and (vi)  investment  guidelines  or other  instructions  received in writing  from  Investment
Manager.  Notwithstanding  the above, the Sub-Advisor shall have no  responsibility to monitor  compliance with limitations or restrictions for which it has not received  sufficient  information from the Investment Manager or its authorized agents to enable the Sub-Advisor to monitor  compliance with such  limitations or  restrictions.  Sub-Advisor  shall supervise and monitor the  activities  of its  representatives,  personnel and agents in connection  with the  investment  program of the
Portfolio.

         Nothing in this Agreement shall be implied to prevent the Investment  Manager from engaging other  sub-advisors to provide  investment  advice and other  services in relation to portfolios of the Trust for which the  Sub-Advisor  does not provide  such  services,  or to prevent  Investment  Manager  from  providing  such  services  itself in  relation  to such portfolios.

         The  Sub-Advisor  shall be responsible  for the preparation and filing of Schedule 13-G and Form 13-F on behalf of the Portfolio.  The Sub-Advisor  shall not be responsible  for the  preparation or filing of any other reports  required of the Portfolio by any governmental or regulatory agency, except as expressly agreed to in writing.

2.       Delivery of Documents to the  Sub-Advisor.  The Investment  Manager has furnished the  Sub-Advisor  with copies of
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each of the following documents:

         (a)      The Declaration of Trust of the Trust as in effect on the date hereof;

         (b)      The By-laws of the Trust in effect on the date hereof;

         (c)      The  resolutions  of the Trustees  approving the  engagement of the  Sub-Advisor  as  Sub-Advisor  to the
                  Investment Manager and approving the form of this agreement;

         (d)      The resolutions of the Trustees  selecting the Investment  Manager as investment manager to the Trust and approving the form of the Investment Manager's Management Agreement with the Trust;

         (e)      The Investment Manager's Management Agreement with the Trust;

         (f)      The Code of Ethics of the Trust and of the Investment Manager as currently in effect; and

         (g)      A list of companies the  securities  of which are not to be bought or sold for the  Portfolio  because of non-public  information regarding such companies that is available to Investment Manager or the Trust, or which, in the sole opinion of the Investment  Manager,  it believes such non-public  information would be deemed to be available to Investment Manager and/or the Trust.

         The  Investment  Manager  will  furnish the  Sub-Advisor  from time to time with  copies,  properly  certified  or otherwise  authenticated,  of all amendments of or supplements to the foregoing,  if any. Such amendments or supplements as to items (a)  through  (f)  above  will be  provided  within 30 days of the time such  materials  became  available  to the
Investment  Manager.  Such  amendments or  supplements  as to item (g) above will be provided not later than the end of the business  day next  following  the date  such  amendments  or  supplements  become  known to the  Investment  Manager.  The
Investment Manager shall promptly furnish the Sub-Advisor with additional  information as may be reasonably  necessary for, or reasonably requested by, the Sub-Advisor to perform its responsibilities pursuant to this Agreement.

3.       Delivery of Documents to the  Investment  Manager.  The  Sub-Advisor  has  furnished the  Investment  Manager with
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copies of each of the following documents:

         (a)      The Sub-Advisor's Form ADV as filed with the Securities and Exchange Commission;

         (b)      The Sub-Advisor's most recent balance sheet;

         (c)      Separate  lists of persons who the  Sub-Advisor  wishes to have  authorized  to give written  and/or oral instructions to Custodians of Trust assets for the Portfolio;

         (d)      The Code of Ethics of the Sub-Advisor as currently in effect.

         The  Sub-Advisor  will  furnish the  Investment  Manager  from time to time with  copies,  properly  certified  or otherwise  authenticated,  of all material  amendments of or  supplements  to the  foregoing,  if any.  Such  amendments or supplements as to items (a) through (d) above will be provided within 30 days of the time such materials  became  available to the Sub-Advisor.

4.       Investment  Advisory  Facilities.  The  Sub-Advisor,  at  its  expense,  will  furnish  all  necessary  investment
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facilities, including salaries of personnel required for it to execute its duties faithfully.

5.       Execution of Portfolio  Transactions.  The Sub-Advisor is responsible for decisions to buy and sell securities for
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the Portfolio,  broker-dealer  selection,  and negotiation of its brokerage commission rates. The Investment Manager shall, to the extent  necessary and within its control,  assist in the  establishment  and  maintenance of brokerage  accounts and other accounts the Sub-Advisor  deems advisable to allow for the purchase or sale of securities for the Portfolio  pursuant to this  Agreement.  Sub-Advisor  shall  determine the securities to be purchased or sold by the Portfolio  pursuant to its determinations  with or through such persons,  brokers or dealers,  including,  to the extent  permissible under applicable law,  brokers or dealers  affiliated with the  Sub-Advisor,  in conformity with the policy with respect to brokerage as set forth in the Trust's  Prospectus  and Statement of Additional  Information,  or as the Board of Trustees may determine from time to time.  Generally,  the  Sub-Advisor's  primary  consideration in placing  Portfolio  securities  transactions  with broker-dealers  for  execution is to obtain and maintain the  availability  of best  execution at the best net price and in the most  effective  manner  possible.  The  Sub-Advisor  may  consider  sale of the  shares of the  Portfolio,  as well as recommendations of the Investment Manager, subject to the requirements of best net price and most favorable execution.

         Consistent  with this policy,  the  Sub-Advisor  will take the following  into  consideration:  the best net price available;  the  reliability,  integrity  and  financial  condition of the  broker-dealer;  the size of and  difficulty  in executing the order; and the value of the expected  contribution of the broker-dealer to the investment  performance of the
Portfolio on a continuing basis.  Accordingly,  the cost of the brokerage  commissions to the Portfolio may be greater than that  available from other brokers if the  difference is reasonably  justified by other aspects of the portfolio  execution services  offered.  Subject to such  policies  and  procedures  as the Board of  Trustees of the Trust may  determine,  the
Sub-Advisor  shall not be deemed to have  acted  unlawfully  or to have  breached  any duty  solely by reason of its having caused the Portfolio to pay a broker-dealer  that provides  research services to the Sub-Advisor for the Portfolio's use an amount of  commission  for  effecting a portfolio  investment  transaction  in excess of the amount of  commission  another broker-dealer  would have charged for effecting that  transaction,  if the  Sub-Advisor  determines in good faith that such amount of commission was reasonable in relation to the value of the research  services  provided by such broker,  viewed in terms of either that particular  transaction or the Sub-Advisor's  ongoing  responsibilities  with respect to the Portfolio and other accounts  serviced by the  Sub-Advisor.  The  Sub-Advisor is further  authorized to allocate the orders placed by it on behalf of the Portfolio to such broker-dealers who also provide research or statistical  material,  or other services to the Portfolio or the  Sub-Advisor.  Such allocation  shall be in such amounts and  proportions as the Sub-Advisor  shall determine in good faith in conformity  with its  responsibilities  under  applicable  laws,  rules and  regulations and the
Sub-Advisor  will report on said  allocations to the Investment  Manager  regularly as requested by the Investment  Manager indicating  the brokers to whom such  allocations  have been made and the basis  therefor.  Purchase or sell orders for the
Portfolio  may be  aggregated  with  contemporaneous  purchase or sell orders of other  clients of the  Sub-Advisor  to the extent permissible under applicable law.

         The  Sub-Advisor  shall have no liability  for the acts or omissions of any custodian of the  Portfolio's  assets.
The Sub-Advisor shall have no responsibility for the segregation requirement of the ICA or other applicable law.

6.       Reports by  Sub-Advisor.  The  Sub-Advisor  shall furnish the  Investment  Manager  monthly,  quarterly and annual
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reports  concerning  transactions  and  performance  of the  Portfolio,  including  information  required  in  the  Trust's
Registration  Statement,  in such form as may be mutually  agreed,  to review the Portfolio  and discuss the  management of
it. The  Sub-Advisor  shall  permit the  financial  statements,  books and  records  with  respect to the  Portfolio  to be inspected and audited by the Trust,  the Investment  Manager or their agents at all reasonable times during normal business hours.  The  Sub-Advisor  shall  promptly  notify and forward to both  Investment  Manager and the Trust any legal  process served upon it on behalf of the Investment  Manager or the Trust.  The  Sub-Advisor  shall  promptly  notify the Investment
Manager of any changes in any information  required to be disclosed in the Trust's  Registration  Statement relating to the
Sub-Advisor or the Sub-Advisor's  activities in connection with the investment  program for the Portfolio.  Notwithstanding the foregoing,  the Sub-Advisor is not required to provide proprietary  information to the Investment Manager not otherwise required  for the  Sub-Advisor  to  perform  its  responsibilities  pursuant  to  this  Agreement;  nor is the  Sub-Advisor responsible for Portfolio accounting or required to generate information derived from Portfolio accounting data.

7.       Compensation  of the  Sub-Advisor.  The amount of the  compensation  to the  Sub-Advisor  is computed at an annual
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rate.  The fee is payable  monthly in arrears,  based on the average daily net assets of the  Portfolio for each month,  at the annual rates shown below.

         For all services  rendered,  the Investment  Manager will calculate and pay the Sub-Advisor at the annual rate of:
..65 of 1% of the portion of the average daily net assets of the  Portfolio  not in excess of $100  million;  plus .60 of 1%
of the portion of the net assets over $100 million but not in excess of $500  million;  and .50 of 1% of the portion of the net assets over $500 million.

         In computing the fee to be paid to the  Sub-Advisor,  the net asset value of the Portfolio  shall be valued as set forth in the then current  registration  statement of the Trust.  If this  agreement is  terminated,  the payment  shall be prorated to the date of termination.

         Investment  Manager and  Sub-Advisor  shall not be  considered  as partners or  participants  in a joint  venture.
Sub-Advisor  will  pay its own  expenses  for the  services  to be  provided  pursuant  to this  Agreement  and will not be obligated  to pay any  expenses  of  Investment  Manager or the Trust.  Except as  otherwise  provided  herein,  Investment
Manager and the Trust will not be  obligated to pay any expenses of  Sub-Advisor.  Any  reimbursement  of  management  fees required by any expense  limitation  provision or in connection with any liability  arising out of its violation of Section
36(b) of the ICA shall be the sole responsibility of the Investment Manager.

8.       Confidential  Treatment.  It is understood that any information or  recommendation  supplied by the Sub-Advisor in
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connection  with the performance of its  obligations  hereunder is to be regarded as  confidential  and for use only by the
Investment  Manager,  the Trust or such persons the Investment  Manager may designate in connection with the Portfolio.  It is also  understood  that any  information  supplied to Sub-Advisor in connection  with the  performance of its obligations hereunder,  particularly,  but not limited to, any list of securities  which,  on a temporary  basis,  may not be bought or sold for the  Portfolio,  is to be regarded as  confidential  and for use only by the  Sub-Advisor  in connection  with its obligation to provide investment advice and other services to the Portfolio.

9.       Representations of the Parties.  Each party to this Agreement hereby  acknowledges that (a) it is registered as an
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investment  advisor  under the Advisers Act, that it will use its  reasonable  best efforts to maintain such  registration, and that it will  promptly  notify the other if it ceases to be so  registered,  if its  registration  is suspended for any reason,  or if it is notified by any regulatory  organization or court of competent  jurisdiction that it should show cause why its registration  should not be suspended or terminated;  (b) it has been duly incorporated and is validly existing and in good standing as a corporation  under the laws of its state of incorporation;  (c) it has all requisite  corporate power and authority under the laws of its state of incorporation and federal  securities laws to execute,  deliver and to perform its obligations under this Agreement;  (d) all necessary corporate  proceedings have been duly taken by it to authorize the execution,  delivery and performance of this Agreement;  and (e) the shares of the Trust have been duly registered with the
Securities and Exchange  Commission to the extent required by applicable law. The  Sub-Advisor  further  represents that it has adopted a written  Code of Ethics in  compliance  with Rule  17j-1(b) of the ICA. The  Sub-Advisor  shall be subject to such Code of Ethics  and shall not be  subject to any other Code of Ethics,  including  the  Investment  Manager's  Code of
Ethics, unless specifically adopted by the Sub-Advisor.

         The Investment Manager  acknowledges and agrees that the Sub-Advisor makes no representation or warranty,  express or implied,  that any level of  performance  or investment  results will be achieved by the Portfolio or that the Portfolio will perform comparably with any standard or index, including other clients of the Sub-Advisor, whether public or private.

10.      Liability.  The  Sub-Advisor  shall  use its best  efforts  and  good  faith in the  performance  of its  services
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hereunder.  However,  so long as the  Sub-Advisor  has  acted in good  faith  and has used  its best  efforts,  then in the absence of willful misfeasance,  bad faith, gross negligence or reckless disregard for its obligations hereunder,  it shall not be liable to the Trust or its shareholders or to the Investment  Manager for any act or omission  resulting in any loss suffered in any  portfolio  of the Trust in  connection  with any service to be provided  herein.  The Federal  laws impose responsibilities  under certain circumstances on persons who act in good faith, and therefore,  nothing herein shall in any way constitute a waiver of limitation of any rights which the Trust or Investment Manager may have under applicable law.

         The Investment  Manager agrees that the Sub-Advisor  shall not be liable for any failure to recommend the purchase or sale of any security on behalf of the Portfolio on the basis of any information  which might, in Sub-Advisor's  opinion, constitute a violation of any federal or state laws, rules or regulations.

11.      Other  Activities of the  Sub-Advisor.  Investment  Manager agrees that the Sub-Advisor and any of its partners or
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employees,  and  persons  affiliated  with it or with any such  partner or employee  may render  investment  management  or advisory  services to other investors and  institutions,  and such investors and  institutions  may own,  purchase or sell, securities  or other  interests in property the same as or similar to those which are  selected  for  purchase,  holding or sale for the  Portfolio,  and the  Sub-Advisor  shall be in all respects free to take action with respect to investments in securities or other  interests in property the same as, similar to or different  from those selected for purchase,  holding or sale for the  Portfolio.  Purchases and sales of individual  securities on behalf of the Portfolio and other  portfolios of the Trust or accounts for other  investors or  institutions  will be made on a basis that is equitable to all portfolios of the Trust and other  accounts.  Nothing in this agreement  shall impose upon the  Sub-Advisor any obligation to purchase or sell or recommend for purchase or sale, for the Portfolio any security  which it, its partners,  affiliates or employees may purchase or sell for the  Sub-Advisor or such  partner's,  affiliate's or employee's own accounts or for the account of any other client, advisory or otherwise.

12.      Continuance  and  Termination.  This  Agreement  shall  remain in full force and effect for one year from the date
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hereof,  and is renewable  annually  thereafter by specific  approval of the Board of Trustees of the Trust or by vote of a majority of the  outstanding  voting  securities  of the  Portfolio.  Any such  renewal  shall be approved by the vote of a majority of the Trustees who are not  interested  persons under the ICA, cast in person at a meeting called for the purpose of voting on such renewal.  This  agreement  may be terminated  without  penalty at any time by the  Investment  Manager or
Sub-Advisor upon 60 days written notice,  and will  automatically  terminate in the event of its assignment by either party to this  Agreement,  as defined in the ICA, or (provided  Sub-Advisor  has received  prior  written  notice  thereof)  upon termination of the Investment Manager's Management Agreement with the Trust.

13.      Notification.  Sub-Advisor  will  notify the  Investment  Manager  within a  reasonable  time of any change in the
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personnel of the Sub-Advisor with  responsibility for making investment  decisions in relation to the Portfolio or who have been authorized to give instructions to a Custodian of the Trust.

         Any notice,  instruction or other  communication  required or  contemplated by this agreement shall be in writing.
All such  communications  shall be addressed to the  recipient at the address set forth below,  provided  that either party may, by notice, designate a different address for such party.

Investment Manager:        American Skandia Investment Services, Incorporated
                           One Corporate Drive
                           Shelton, Connecticut  06484
                           Attention:  John Birch
                           Senior Vice President & Chief Operating Officer

Sub-Advisor:               Janus Capital Management LLC
                           100 Fillmore Street
                           Denver, CO 80206-4923
                           Attention:  General Counsel

14.      Indemnification.  The Sub-Advisor agrees to indemnify and hold harmless Investment Manager,  any affiliated person
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within the meaning of Section 2(a)(3) of the ICA ("affiliated  person") of Investment  Manager and each person, if any who, within  the  meaning of  Section  15 of the  Securities  Act of 1933 (the  "1933  Act"),  controls  ("controlling  person")
Investment Manager,  against any and all losses,  claims,  damages,  liabilities or litigation  (including reasonable legal and other expenses),  to which Investment  Manager or such affiliated person or controlling person may become subject under the 1933  Act,  the ICA,  the  Advisers  Act,  under  any  other  statute,  at  common  law or  otherwise,  arising  out of
Sub-Advisor's  responsibilities  as portfolio  manager of the Portfolio (1) to the extent of and as a result of the willful misconduct,  bad faith, or gross  negligence by  Sub-Advisor,  any of  Sub-Advisor's  employees or  representatives  or any affiliate of or any person acting on behalf of  Sub-Advisor,  or (2) as a result of any untrue  statement or alleged untrue statement of a material fact  contained in a prospectus or statement of  additional  information  covering the Portfolio or the Trust or any  amendment  thereof or any  supplement  thereto or the  omission or alleged  omission  to state  therein a material  fact  required  to be stated  therein or  necessary  to make the  statement  therein  not  misleading,  if such a statement or omission was made in reliance  upon written  information  furnished to  Investment  Manager,  the Trust or any affiliated  person of the Investment  Manager or the Trust by the Sub-Advisor or upon verbal  information  confirmed by the
Sub-Advisor  in writing or (3) to the extent of, and as a result of, the failure of the  Sub-Advisor  to execute,  or cause to be executed,  Portfolio transactions according to the standards and requirements of the ICA; provided,  however, that in
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no case is  Sub-Advisor's  indemnity in favor of  Investment  Manager or any  affiliated  person or  controlling  person of
Investment  Manager  deemed to protect  such person  against any  liability  to which any such person  would  otherwise  be subject by reason of willful  misconduct,  bad faith or gross  negligence in the  performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

         The Investment  Manager agrees to indemnify and hold harmless  Sub-Advisor,  any affiliated  person of Sub-Advisor and each  controlling  person  of  Sub-Advisor,  if any,  against  any and all  losses,  claims,  damages,  liabilities  or litigation (including  reasonable legal and other expenses),  to which Sub-Advisor or such affiliated person or controlling person may become  subject  under the 1933 Act,  the ICA,  the  Advisers  Act,  under any other  statute,  at common law or otherwise,  arising out of Investment  Manager's  responsibilities as investment manager of the Portfolio (1) to the extent of and as a result of the willful  misconduct,  bad faith,  or gross  negligence by Investment  Manager,  any of Investment
Manager's  employees or  representatives or any affiliate of or any person acting on behalf of Investment  Manager,  or (2)
as a result of any untrue  statement or alleged untrue  statement of a material fact contained in a prospectus or statement of additional  information  covering the Portfolio or the Trust or any amendment  thereof or any supplement  thereto or the omission or alleged  omission to state  therein a material  fact  required to be stated  therein or  necessary  to make the statement  therein not  misleading,  if such a  statement  or  omission  was made by the Trust other than in reliance  upon written  information  furnished by  Sub-Advisor,  or any  affiliated  person of the  Sub-Advisor  or other than upon verbal information confirmed by the Sub-Advisor in writing;  provided,  however, that in no case is Investment Manager's indemnity
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in favor of  Sub-Advisor  or any  affiliated  person or  controlling  person of  Sub-Advisor  deemed to protect such person against any  liability to which any such person would  otherwise be subject by reason of willful  misconduct,  bad faith or gross  negligence in the  performance of its duties or by reason of its reckless  disregard of its  obligations  and duties under this Agreement.

15.      Warranty.  The  Investment  Manager  represents and warrants that (i) the  appointment  of the  Sub-Advisor by the
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Investment  Manager  has been duly  authorized  and (ii) it has  acted  and will  continue  to act in  connection  with the transactions  contemplated  hereby, and the transactions  contemplated  hereby are, in conformity with the ICA, the Trust's governing documents and other applicable laws.

         The  Sub-Advisor  represents  and  warrants  that it is  authorized  to perform the  services  contemplated  to be performed hereunder.

16.      Governing Law. This Agreement is made under,  and shall be governed by and construed in accordance  with, the laws
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of the State of Connecticut.

The effective date of this Agreement is April 3, 2002.

FOR THE INVESTMENT MANAGER:                                   FOR THE SUB-ADVISOR:

______________________________                                Name:______________________________
John Birch
Senior Vice President & Chief Operating Officer           Title:________________________________

Date:                                                                  Date:
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Attest:                                                                Attest:
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